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                                                        Exhibit (10)(ii)(A)(iii)



                     EXECUTIVE INCENTIVE COMPENSATION PLAN
                (AS AMENDED AND RESTATED THROUGH MARCH 6, 1989)

BASIC PLAN
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American Greetings Corporation ("Corporation") has established this Executive
Incentive Compensation Plan for certain officers and other key management personnel. The plan, as amended, is effective with the fiscal years beginning March 1, 1988, for the Corporation or February 1, 1988, for certain subsidiaries of the Corporation.

Under the Plan, the Board of Directors of the Corporation shall, prior to the commencement of each fiscal year, or as promptly as possible thereafter, establish a Profit Goal for each Division or subsidiary of the Corporation and the desired pro forma pre-tax profit of each Division or subsidiary of the Corporation for the fiscal year as determined by the Board of Directors of the Corporation at its absolute discretion. The Consolidated Profit Goal for the Corporation, however, shall be stated in terms of the pre-tax profit of the Consolidated Corporation.

One or more of these profit goals are assigned to each Eligible Participant, which becomes the Eligible Participant's target profit goal and on which the participant is assigned a target bonus which in no instance may exceed 60% of the Eligible Participant's base salary. If the target goal or goals are achieved, cash bonuses are to be paid to the achieving Eligible Participants equal to the individual Eligible Participant's target bonus. If actual performance is above the target profit goal by a percentage not more than 10%, or below the target profit goal by a percentage not more than 20%, the bonus is increased or decreased by a percentage equal to twice the excess or shortfall. If actual performance is less than 80% of the target profit goal, no bonus is paid; if it is greater than 110% of the target profit goal, the bonus remains at 120% of the target bonus. For computation purposes, profit goals and actual performance shall be rounded to the nearest thousand dollars or other local currency unit and achievement of profit goals shall be computed with reference to the nearest one-tenth of one percent. All bonuses hereunder will be paid in cash.

For each Division or subsidiary corporation, the term "pro forma pre-tax profit" as used herein shall mean its income before investment interest income, income taxes, and actual interest expense, exclusive of: profits and losses on the sale or disposal of assets classified on the Corporation's balance sheet as property, plant and equipment (excluding display cabinets, in the case of greeting card divisions); gains or losses resulting
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from foreign currency transactions (excluding gains or losses resulting from intra-Divisional transactions); bonus provisions or payments under this Executive Incentive Compensation Plan; and, such other adjustments as may from time to time be established by the Board of Directors of the Corporation in the course of their determination of the Division's or subsidiary corporation's performance goal for such fiscal year, less interest on the Division's or subsidiary corporation's average monthly net capital employed. Net capital employed is defined to be the total assets of a division or subsidiary corporation excluding cash and marketable securities, intercompany balances and investments, and goodwill, less all non-interest bearing liabilities excluding income taxes deferred or payable. All bonus achievement computations shall be determined by the independent accountants of each Division or subsidiary corporation in accordance with generally accepted accounting principles, or in the case of Divisions that are not audited by independent accountants, as determined in accordance with generally accepted accounting principles and as reviewed and approved by the Chief Financial Officer of the Corporation. For the Consolidated Corporation, the term "pre-tax profit" shall mean the "consolidated pre-tax, pre-interest profits" as defined above after adjustment for consolidated investment interest income and actual interest expense.

The determination of which officers and key management personnel shall be considered as Eligible Participants and which profit goals and target bonuses they are assigned shall be the responsibility of the Chief Executive Officer of the Corporation, subject, however, to whatever guidelines and policies may be approved by the Board of Directors of the Corporation, or the Executive Committee or Compensation Committee of the Board of Directors of the Corporation.

Target bonuses under this Plan shall be based on a percentage of the Eligible Participant's base salary. The term "base salary" as used herein shall mean all compensation (exclusive of fringe benefits, benefits paid under any long-term disability plan, or other forms of indirect compensation) actually paid to a participant during the fiscal year, excluding amounts paid under this Plan. (For purposes of this Plan, base salary is to be determined on the cash rather than the accrual basis.)

If an employee becomes an Eligible Participant under this Plan subsequent to the beginning of a fiscal year, his base salary upon which his target bonus is derived shall include his base salary (as defined herein) paid to him from the date of his eligibility, to the end of such fiscal year. If an Eligible Participant ceases to be classified as an Eligible Participant by virtue of a change in his work duties during a fiscal year but remains in the employ of the Corporation, subsidiary of the Corporation, or Division, his base salary and target bonus shall be similarly based on the actual period of his eligibility.


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In the event an Eligible Participant leaves the employ of the Corporation, subsidiary of the Corporation, or Division during the fiscal year, there shall be no bonus paid to him for that fiscal year. However, if a participant leaves the employ of the Corporation, subsidiary of the Corporation, or Division during the fiscal year as a result of disability or death or upon retirement after achieving at least 60 years of age, his base salary and target bonus shall be based on the actual period of his eligibility as outlined above.

All bonuses payable under this Plan shall be paid on the date (or shortly thereafter) that American Greetings Corporation announces its fiscal year end results to the public, such date generally being during the first full week of April.

All questions of interpretation and application of this Plan shall be decided by the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation, whose decisions, made in good faith, shall be final and binding on all parties. In the absence of bad faith or gross neglect of duty on their part, neither the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation shall have any liability to the Corporation, subsidiary of the Corporation, or any Division or to any of their employees arising out of or in connection with the administration of this Plan.

SUPPLEMENTAL PLAN (FISCAL YEARS 1989, 1990 AND 1991)
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In addition to the foregoing (but independent of the one year corporate, divisional and subsidiary goals that are established annually under the Basic Plan outlined above, if in the fiscal years ending February 28, 1989, 1990 and 1991, the original Profit Goals for those years as approved at the Board of Directors meetings in January and April, 1988 (the Original Profit Goals) are achieved in whole or in part, then a special supplemental bonus may be payable under this Supplemental Plan. Terms and qualifications for the supplemental bonus are as follows: To qualify for bonus participation in each year, an Eligible Participant's Division or subsidiary must first achieve at least 80% of its Original Profit Goal for that year. Secondly, 100% of the Original Corporate Consolidated Profit Goal must be achieved for that year. If these qualifications are achieved in all three years, then a bonus equal to 100% of the total of the Targeted Bonuses for each of the three years shall be payable. However, if an Eligible Participant qualifies for this supplemental bonus in only two of the three fiscal years, then only 60% of the total of the Targeted Bonuses for each of the three years shall be payable. If an Eligible Participant qualifies in less than two of the three years, then no bonus will be paid under this Supplemental Plan. All bonuses payable under this Supplemental Plan shall be paid on the date (or shortly thereafter) that American Greetings Corporation announces its Fiscal 1991 year end results to the public in April, 1991.